Amendment to Pre-Acquisition Agreement

This Amendment to Pre-Acquisition Agreement (the “Amendment”) is made effective as of May 20, 2005, among Enterra Energy Trust, an open-ended unincorporated trust governed by the laws of the Province of Alberta and having an office in the City of Calgary, Alberta (hereinafter called “Enterra”); Rocky Mountain Gas, Inc., a body corporate incorporated under the laws of the State of Wyoming and having an office in the City of Riverton, Wyoming (hereinafter called “RMG”); U.S. Energy Corp., a body corporate incorporated under the laws of the State of Wyoming and having an office in the City of Riverton, Wyoming (hereinafter called “USE”); and Crested Corp., a body corporate incorporated under the laws of the State of Wyoming and having an office in the City of Riverton, Wyoming (hereinafter called “Crested”). Together, Enterra, RMG, USE and Crested are sometimes referred to herein as the “parties.”

Terms not defined in this Amendment have the meanings defined in the Pre-Acquisition Agreement (the “Agreement”).

Whereas:

A.  The parties have signed the “Agreement” dated February 22, 2005

-  and -

B.  The parties by this Amendment wish to change certain provisions of the Agreement

Now Therefore in Consideration of the mutual covenants hereinafter set out, and of the mutual covenants set out in the Agreement, the parties hereby agree that the following sections of the Agreement (all of which is incorporated herein by reference) are amended as follows:

1.1.2
$6,000,002 of the consideration shall be paid by the Deposit ($500,000) and 289,474 Trust Units ($5,500,002 at $19.00 per Trust Unit). The number of Initial Units to be issued on consummation of the Share Exchange Plan shall be reduced for the difference between $266,000 and the amount USE pays to purchase the overriding royalty interests (hereafter referred to as the “Initial Units”).

1.1.8
Clause (i) is clarified to state that “the completion of the Share Exchange Plan (to be the day on which articles of share exchange are filed with the Wyoming Secretary of State, which articles shall be transmitted to the Secretary of State on the day of the Meeting, for filing on the calendar day following the Meeting).” The date in clause (iii) is changed to be June 1, 2005. The second sentence is changed to read “Subject to the satisfaction or waiver of the conditions set forth in Schedule “A” hereto, Enterra will take up and pay for all RMG Shares on June 1, 2005.”

1.1.5
Initial Units is substituted for “cash.” The number of Initial Units which otherwise would be issued to USE based on its percentage ownership of RMG Shares shall be reduced by 26,316 (equal to $500,000 divided by $19.00). USE may pay off some of the Geddes Loan by transfer to Geddes and Company of a portion of the Initial Units which USE shall receive for its RMG Shares, subject to receipt by Enterra of applicable representations and warranties by Geddes.

1.1.10	An extension of the Offer past June 1, 2005 will be deemed a change adverse to the Shareholders.

1.7
Changed to read “Prior to June 1, 2005, USE shall have obtained the agreement of Geddes and Company (and Enterra shall have approved of the form of such agreement) that the collateral security for the Geddes Loan consisting of 4,333,333 RMG Shares held by USE and security in RMG’s interests in the Castle Rock area mineral leases shall be placed into an independent escrow, and such RMG Shares and security interests in the Castle Rock area mineral leases (and releases for the other collateral securing the Geddes Loan) shall be released (and the certificate for the 4,333,333 RMG Shares and releases on the leases delivered to Enterra), and the Geddes Conversion Option shall have been terminated, and the warrants to purchase RMG common stock held by Geddes shall have been exercised (and all of the warrant shares shall be immediately cancelled and terminated on the date of completion of the Share Exchange Plan.

Schedule “B” The second sentence of paragraph (3) is changed to read “Prior to June 1, 2005, USE shall have obtained the agreement of Geddes and Company (and Enterra shall have approved of the form of such agreement) that the collateral security for the Geddes Loan consisting of 4,333,333 RMG Shares held by USE and security in RMG’s interests in the Castle Rock area mineral leases shall be placed into an independent escrow, and such RMG Shares and security interests in the Castle Rock area mineral leases (and releases for the other collateral securing the Geddes Loan) shall be released (and the certificate for the 4,333,333 RMG Shares and releases on the leases delivered to Enterra), and the Geddes Conversion Option shall have been terminated, and the warrants to purchase RMG common stock held by Geddes shall have been exercised (and all of the warrant shares shall be immediately cancelled and terminated) on the date of completion of the Share Exchange Plan ”

Paragraphs (16)(a), 16(e) and 16(f) as to tax matters has been modified, clarified and amended pursuant to the May 5, 2005 letter to Enterra regarding such matters.

Schedule “C” Paragraphs (3) and (6) are deleted. A new paragraph (7) is added: “7. No TSX Hold Period on Initial Units; U.S. Restriction on Re-sales; Covenant to Instruct Transfer Agent to Remove U.S. Restrictive Legend on Compliance with Rule 904. The Initial Units shall be immediately tradable on the Toronto Stock Exchange. The Initial Units shall be issued as ‘restricted securities’ under SEC Rule 144, and therefore will not be tradable on Nasdaq or otherwise disposed of in the United States except in compliance with U.S. federal and state securities laws. Enterra covenants that it shall issue instructions to the transfer agent for the Trust Units to the effect that the U.S. restrictive legend (to be imprinted on the certificates for the Trust Units) will be removed upon presentation to the transfer agent of the seller’s compliance with SEC rule 904.” Enterra covenants that if it files a registration statement with the SEC for re-sale of Trust Units at any time before the second anniversary of consummation of the Share Exchange Plan, and Enterra determines in good faith that it is commercially reasonable for Enterra to include therein (on a piggy-back basis) such of the Initial Units as then are held by the (then-former) RMG Shareholders, Enterra shall include such Initial

Units in the registration statement and name the (then-former) RMG Shareholders as sellers, all at Enterra’s sole expense (other than taxes and brokerage fees which shall be borne by the securityholder). Notwithstanding the foregoing, if any holder of Initial Units can sell all of such units pursuant to Rule 144 in any three-month period, Enterra need not include such securityholder in the registration statement.

Except as changed by this Amendment, the Agreement remains in full force and effect.

In Witness Whereof the parties hereto have caused this Amendment to be executed on their behalf by their officers thereunto duly authorized on May 20, 2005 and effective as of that date.

ENTERRA ENERGY TRUST
by its Administrator
ENTERRA ENERGY CORP.

Per: /s/ Reg J. Greenslade
Reg J. Greenslade, President and CEO

ROCKY MOUNTAIN GAS, INC.
ATTEST:

By: /s/ Daniel P. Svilar	By: /s/ Mark J. Larsen
Daniel P. Svilar, Secretary	Mark J. Larsen, President

U.S. ENERGY CORP.
ATTEST:

By: /s/ Daniel P. Svilar	By: /s/ Keith G. Larsen
Daniel P. Svilar, Secretary	Keith G. Larsen, President

CRESTED CORP.
ATTEST:

By: /s/ Daniel P. Svilar	By: /s/ Harold F. Herron
Daniel P. Svilar, Secretary	Harold F. Herron, President